Exhibit 99.1

Material Sciences Announces Fiscal 2014 Second Quarter Financial Results

Second Quarter Highlights

  Revenue down on lower vehicle builds versus fiscal 2013 and delayed new platform launches
  Received first new customer approvals for EG coating advanced high-strength steel
  Signed exclusive licensing agreement with Productive Research LLC to commercialize proprietary lightweight metal composites for the transportation industry
  Cash position remains strong at $38.5 million

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--October 10, 2013--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2014 second quarter ended August 31, 2013.

“Our top-line results were under pressure as certain vehicles containing our mainstream technologies experienced reduced sales volumes versus the same period last year. In addition, several new business wins scheduled to begin shipping earlier this year have been delayed due to customers choosing to defer the introduction of the target platforms by several months. These delays have nothing to do with Material Sciences or our readiness to support the programs,” said Clifford Nastas, Material Sciences’ Chief Executive Officer. “We continue to prudently control spending, and selectively invest in new technologies to maintain profitability during this transient period of stagnating sales. We continue to enjoy increasing international sales as we grow our market share within the brake industry. Sales to international customers in the fiscal 2014 second quarter and first half increased 21.1 percent and 14.4 percent, respectively. International sales represented over 16.0 percent of our sales volume during the second quarter. With our facilities operating at approximately 30 percent of full-time capacity, Material Sciences is well positioned to achieve profitable growth as we work to increase sales.”

Fiscal 2014 Second Quarter Results

Net sales for the fiscal 2014 second quarter declined 7.9 percent to $27.6 million versus $29.9 million for the same period last year.

Acoustical sales decreased $1.4 million to $17.9 million from $19.4 million for the prior fiscal year quarter. The primary drivers for the 7.3 percent decrease were lower Quiet Steel® sales for body panel and engine related applications.

Sales of coated products declined approximately $1.0 million to $9.6 million from $10.6 million for the prior fiscal year quarter. The 9.0 percent decline in coated sales was due primarily to lower shipments of fuel tank products, and to a lesser extent, lower Electrobrite® sales. These declines were partially offset by an increase in electro-galvanized (EG) sales.

Gross profit, as a percentage of fiscal 2014 second quarter net sales, was 21.8 percent compared to 21.9 percent for the fiscal 2013 second quarter.

For the fiscal 2014 second quarter, selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 16.6 percent compared to 16.7 percent of net sales in the same period last year. SG&A was $4.6 million for the fiscal 2014 second quarter and $5.0 million for the fiscal 2013 second quarter.

For the three months ended August 31, 2013, the Company’s effective income tax rate was 36.2 percent compared to 37.1 percent in the same period last year.

Net income for the fiscal 2014 second quarter was $1.0 million, or $0.10 per diluted share, compared with $3.3 million, or $0.31 per diluted share, in the fiscal 2013 second quarter. As reflected in the table below, adjusting net income for a normalized effective tax rate and gain on sales of assets, fiscal 2013 second quarter adjusted net income was $1.3 million, or $0.12 per diluted share.

Fiscal 2014 First Half Results

Net sales for the fiscal 2014 first half declined 13.1 percent to $56.3 million versus $64.8 million for the same period last year. Acoustical sales decreased $2.9 million and coated products were lower by $5.6 million compared to the prior year period.

Gross profit, as a percentage of fiscal 2014 first half net sales, was 21.5 percent compared to 23.3 percent for the same period in fiscal 2013. The primary reasons for the lower gross profit were the decline in sales and a reduction in facility utilization.

SG&A expenses were $9.5 million, or 16.8 percent of net sales for the fiscal 2014 first half, compared to $10.4 million, or 16.1 percent of net sales for the same period last fiscal year.

For the six months ended August 31, 2013, the Company’s effective income tax rate was 17.5 percent, compared to 36.4 percent in the same period last year. The lower rate in the period ended August 31, 2013, was primarily due to filing amended returns to claim foreign tax credits.

Net income for the fiscal 2014 first half was $2.4 million, or $0.23 per diluted share compared with $5.5 million, or $0.52 per diluted share in the fiscal 2013 first half. As reflected in the table below, adjusting net income for a normalized effective tax rate and gain on sales of assets, fiscal 2014 first half adjusted net income was $1.9 million, or $0.18 per diluted share, compared to adjusted net income of $3.4 million, or $0.33 per diluted share in the prior year period.

Net income comparisons for the second quarter and first half--as reported and as adjusted for unusual items--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Second Quarter		First Half
	FY 2014	FY 2013	FY 2014	FY 2013
Income Before Provision for Income Taxes	$1,590	$5,171	$2,890	$8,597
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	-	(3,216)	-	(3,216)
Total Income Adjustments	-	(3,216)	-	(3,216)

Adjusted Income Before Provision for Income Taxes	$1,590	$1,955	$2,890	$5,381

Adjusted Provision for Income Taxes (1)	576	704	1,040	1,937

Adjusted Net Income	$1,014	$1,251	$1,850	$3,444
Adjusted Net Income Per Diluted Share	$0.10	$0.12	$0.18	$0.33

(1) A normalized tax rate provision would be approximately 36.0 percent after adjusting for non-recurring tax items. All periods presented are using the 36.0 percent tax rate provision for comparison purposes.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2014 second quarter and first half, compared to last year's comparable periods, are presented in the table below (in thousands):

** See EBITDA Definition Below	Second Quarter		First Half
	FY 2014	FY 2013	FY 2014	FY 2013
Income Before Provision for Income Taxes	$1,590	$5,171	$2,890	$8,597
Less Interest Income	(14)	(12)	(23)	(6)
Plus Depreciation	929	1,151	1,962	2,450
Plus Compensatory Effect of Stock Plans	210	154	401	292
EBITDA	$2,715	$6,464	$5,230	$11,333
Total Income Adjustments	-	(3,216)	-	(3,216)
Adjusted EBITDA	$2,715	$3,248	$5,230	$8,117

The Company’s balance sheet remains strong with $38.5 million in unrestricted cash as of August 31, 2013. During the first six months of fiscal 2014, the Company generated $5.2 million of cash from operating activities compared with $3.9 million during the same period last year. For the six month period ended August 31, 2013, the Company invested $3.5 million in capital improvement projects, compared with $2.1 million in the same period last year. In addition, the Company invested $0.1 million in Productive Research LLC.

“Our strong cash position of $38.5 million continues to allow us to continue to invest in and develop mass reduction solutions designed to help our customers comply with new CAFÉ requirements. During the second quarter, Material Sciences entered into an exclusive licensing agreement and began investing in Productive Research LLC, which is a company that owns proprietary technology surrounding lightweight metal composites. Material Sciences brings extensive innovative knowledge in the areas of composite development and continuous metal processing to this partnership to jointly develop cost effective lightweight materials that are both stampable and weldable. In addition, efforts to qualify Walbridge Coatings as an approved processing location for EG coating advanced high-strength steel are progressing as we received our first customer approvals. All of these activities and accomplishments positions Material Sciences to benefit from positive trends emerging in the transportation industry,” Mr. Nastas concluded.

Conference Call

Material Sciences will host a conference call to present its fiscal 2014 second quarter results today, Thursday, October 10, 2013 at 9:00 a.m. Central Time, or 10:00 a.m. Eastern Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 10000384.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; uncertainty in the industries in which it operates--most significantly the automotive industry, which generates the majority of the Company’s sales; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; the rate of acceptance of its acoustical products for brake shims, engine components and body panel parts by vehicle manufacturers in North America, Europe and Asia; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; the Company’s ability to provide cost-effective solutions to our customers’ mass reduction challenges; supply shortages or price increases in raw material, energy and commodities; labor disputes involving Material Sciences or its significant customers or suppliers; the Company's ability to retain key personnel; environmental and other risks, costs, recoveries and penalties associated with past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 28, 2013, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended		Six Months Ended
	August 31,		August 31,

(In thousands, except per share data)	2013	2012	2013	2012

Net Sales	$27,553	$29,927	$56,273	$64,761
Cost of Sales	21,553	23,374	44,185	49,653
Gross Profit	6,000	6,553	12,088	15,108
Selling, General and Administrative Expenses	4,577	4,985	9,477	10,443
Gain on Sale of Assets	-	3,216	-	3,216
Income from Operations	1,423	4,784	2,611	7,881
Other Income, Net:
Interest Income, Net	14	12	23	6
Equity in Results of Joint Venture	78	67	116	115
Rental Income	64	348	93	629
Other, Net	11	(40)	47	(34)
Total Other Income, Net	167	387	279	716

Income from Operations Before Provision for Income Taxes	1,590	5,171	2,890	8,597
Provision for Income Taxes	576	1,918	507	3,126
Net Income	$1,014	$3,253	$2,383	$5,471

Basic Net Income Per Share	$0.10	$0.31	$0.23	$0.53

Diluted Net Income Per Share	$0.10	$0.31	$0.23	$0.52

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	10,271	10,332	10,244	10,393
Dilutive Shares	162	119	163	117
Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	10,433	10,451	10,407	10,510

Outstanding Common Stock Options Having No Dilutive Effect	304	407	280	412

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	August 31,	February 28,
(In thousands)	2013	2013
	(unaudited)	(audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$38,470	$37,508
Restricted Cash	1,123	-
Receivables, Less Reserves and Allowances of $523 and $489, Respectively	16,924	17,675
Income Taxes Receivable	55	1,392
Prepaid Expenses	1,054	554
Inventories	24,176	24,944
Short Term Deferred Tax Assets	3,925	4,191
Total Current Assets	85,727	86,264

Property, Plant and Equipment	123,449	120,586
Accumulated Depreciation	(93,427)	(91,426)
Net Property, Plant and Equipment	30,022	29,160

Other Assets:
Investment in Joint Venture	2,209	2,394
Long Term Deferred Tax Assets	8,697	9,147
Other	215	141
Total Other Assets	11,121	11,682

Total Assets	$126,870	$127,106

Liabilities:
Current Liabilities:
Accounts Payable	$11,960	$11,061
Accrued Payroll Related Expenses	2,609	2,594
Accrued Expenses	4,352	5,799
Total Current Liabilities	18,921	19,454

Long-Term Liabilities:
Pension and Postretirement Liabilities	5,511	7,344
Long-Term Incentives	1,594	2,652
Other	2,615	2,720
Total Long-Term Liabilities	9,720	12,716

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	383	381
Additional Paid-In Capital	81,943	81,089
Treasury Stock at Cost	(76,756)	(76,756)
Retained Earnings	95,429	93,046
Accumulated Other Loss	(2,770)	(2,824)
Total Shareowners' Equity	98,229	94,936

Total Liabilities and Equity	$126,870	$127,106

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Six Months Ended
	August 31,

(In thousands)	2013	2012

Cash Flows From:
Operating Activities:
Net Income	$2,383	$5,471
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	1,962	2,450
Equity in Results of Joint Venture	(116)	(115)
Deferred Income Taxes	567	2,884
Gain on Sales of Assets	-	(3,216)
Compensatory Effect of Stock Plans	401	292
Changes in Assets and Liabilities:
Receivables	772	2,015
Income Taxes Receivable	1,367	(1,489)
Prepaid Expenses	(500)	(429)
Inventories	792	(1,134)
Accounts Payable	1,641	(1,152)
Accrued Expenses	(1,466)	(904)
Pension and Postretirement Liabilities	(1,833)	(692)
Other, Net	(754)	(93)
Net Cash Provided by Operating Activities	5,216	3,888

Investing Activities:
Capital Expenditures	(3,536)	(2,060)
Restricted Cash	(1,123)	-
Investment in Research Entity	(105)	-
Proceeds from Sale of Assets	-	9,180
Net Cash Provided by (Used In) Investing Activities	(4,764)	7,120

Financing Activities:
Purchases of Treasury Stock	-	(1,999)
Issuance of Common Stock	455	3
Net Cash Provided by (Used In) Financing Activities	455	(1,996)

Effect of Exchange Rate Changes on Cash	55	(48)

Net Increase in Cash and Cash Equivalents	962	8,964
Cash and Cash Equivalents at Beginning of Period	37,508	28,201
Cash and Cash Equivalents at End of Period	$38,470	$37,165

CONTACT:
Company Contact
Material Sciences Corporation
James D. Pawlak, Vice President, Chief Financial Officer, 847-439-2210
OR
Media Contact
SM Berger & Company
Stanley Berger or Andrew Berger, 216-464-6400